Exhibit 99.1

GLYCOMIMETICS REPORTS FOURTH QUARTER AND YEAR-END 2016 RESULTS

ROCKVILLE, MD, March 1, 2017 –  GlycoMimetics, Inc. (NASDAQ: GLYC) today reported progress on its clinical development programs and its financial results for the fourth quarter and year ended December 31, 2016.

“In 2016, GlycoMimetics made significant progress across its clinical pipeline, perhaps most significantly in the maturing data from our study of GMI-1271, an E-selectin antagonist, in acute myeloid leukemia (AML). Starting early in the year, continuing mid-year at the European Hematology Association (EHA), and finally, in December at the 58th Annual American Society of Hematology (ASH) Annual Meeting, we presented results from the Phase 2 portions of this study, in both newly diagnosed and relapsed/refractory patients. The ongoing trial is expected to complete enrollment in the first half of this year. Importantly the data to date suggest a very real potential for bringing a differentiated commercial product to this vastly underserved market.

Beyond this program, we initiated two new trials in 2016, a Phase 1 clinical trial of GMI-1271 in multiple myeloma (MM), and a Phase 1 clinical trial of our next drug candidate GMI-1359, a dual antagonist of both E-selectin and CXCR4, in healthy volunteers.  These accomplishments position us for significant news flow in 2017. In addition, the Phase 3 trial of rivipansel being conducted by Pfizer continues to enroll sickle cell patients with the goal of completion of enrollment in the second half of 2018,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

Key Operational Highlights for the Fourth Quarter of 2016:

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At the ASH Annual Meeting in San Diego held in December 2016, GlycoMimetics presented results from its Phase 1/2 clinical trial of GMI-1271, in which high rates of remission and favorable tolerability were observed among AML patients in both arms of the trial. In the Phase 1/2 clinical trial, clinicians are studying the use of GMI-1271 along with chemotherapy. For a total of 33 study participants with relapsed or refractory disease in one arm of the trial, the complete response (CR) rate was 45 percent. For 11 newly diagnosed study participants 60 or more years of age in the second arm of the trial, the CR rate was 73 percent. All study participants evaluated as of the ASH meeting who had responded had complete remissions; there were no patients observed who responded with incomplete count recoveries. In addition, in elderly, newly diagnosed patients evaluated as of the date of the ASH meeting, the 60-day mortality rate was zero for those receiving intensive induction chemotherapy plus GMI-1271.

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GlycoMimetics continues to recruit and dose patients in the Phase 2 portion of its clinical study evaluating GMI-1271 in AML in both newly diagnosed and relapsed/refractory patients at eight active sites in the United States, Ireland and Australia. GMI-1271 has received fast track designation from the US Food & Drug Administration (FDA) for the treatment of AML, and GlycoMimetics plans to continue to engage with the FDA to discuss clinical and manufacturing planning as the program progresses.

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GlycoMimetics continues enrollment in a Phase 1 clinical trial of GMI-1271 for MM, which enrolled the first patient in September 2016. The multi-center, open-label dose escalation trial, which has begun in Ireland, is designed to measure the efficacy, safety and pharmacokinetics of GMI-1271 in combination with chemotherapy among patients who have been diagnosed with MM and have not responded well to standard chemotherapy.

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GlycoMimetics completed dosing in a Phase 1 clinical trial of GMI-1359 in healthy volunteers. GMI-1359 is a small molecule drug candidate that simultaneously inhibits both E-selectin and CXCR4. In this first-in-human trial, volunteer participants received a single injection of GMI-1359 and were evaluated for safety, tolerability, pharmacokinetics and pharmacodynamics over 16 days. The randomized, double-blind escalating dose study was conducted at a single site in the United States.

Fourth Quarter 2016 Financial Results:

•	Cash position: As of December 31, 2016, GlycoMimetics had cash and cash equivalents of $40.0 million as compared to $46.8 million as of December 31, 2015.
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Revenue:  The company’s revenue for the year ended December 31, 2016 was not material.  The revenue recorded in the year ended December 31, 2015 was due to a $20.0 million non-refundable milestone payment from Pfizer triggered upon the dosing of the first patient in the Phase 3 clinical trial of rivipansel. There were no milestone or royalty payments from Pfizer during the year ended December 31, 2016.

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R&D Expenses: The company’s research and development expenses decreased to $6.1 million for the quarter ended December 31, 2016 as compared to $7.0 million for the fourth quarter of 2015.  Research and development expenses similarly decreased by $1.8 million to $23.3 million for the year ended December 31, 2016, from $25.1 million in the year ended December 31, 2015. During the year ended December 31, 2016, there was an increase in the costs associated with the clinical development for GMI-1271 and GMI-1359, offset by a year-over-year decrease in expenses related to manufacturing and process development for GMI-1271.

•

G&A Expenses: The company’s general and administrative expenses increased to $2.3 million for the quarter ended December 31, 2016 as compared to $2.0 million for the fourth quarter of 2015.  General and administrative expenses for the year ended December 31, 2016 increased to $8.7 million as compared to $7.8 million in the prior year.  These increases were primarily due to increased labor-related costs and stock-based compensation expense.

•	Shares Outstanding: Shares outstanding as of December 31, 2016 were 23,250,023.

About GMI-1271

GMI-1271 is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. Preclinical research points to the drug's potential role in moving cancerous cells out of the protective environment of the bone marrow where they hide and escape the effects of chemotherapy. In preclinical studies using animal models of AML, the results of which were presented at ASH meetings, GMI-1271 was also associated with a reduction of chemotherapy-induced neutropenia and chemotherapy-induced mucositis.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on cancer and sickle cell disease.  GlycoMimetics’ most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer. GlycoMimetics’ wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial as a potential treatment for MM. GlycoMimetics has also recently completed dosing in a clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2017, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015
	(Unaudited)

Revenue	$—	$35	$18	$20,071

Costs and expenses:
Research and development expense	6,060	6,961	23,282	25,050
General and administrative expense	2,298	1,962	8,650	7,805
Total costs and expenses	8,358	8,923	31,932	32,855

Loss from operations	(8,358)	(8,888)	(31,914)	(12,784)

Other income	29	6	104	15

Net loss and comprehensive loss	$(8,329)	$(8,882)	$(31,810)	$(12,769)

Net loss per common share – basic and diluted	$(0.36)	$(0.47)	$(1.50)	$(0.67)
Weighted average common shares – basic and diluted	23,110,862	19,043,234	21,256,312	19,010,587

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	December 31,	December 31,
	2016	2015

Cash and cash equivalents	$40,042	$46,803

Working capital	34,187	39,497

Total assets	42,388	48,462

Total liabilities	7,087	7,991

Total stockholders' equity	35,301	40,472